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                                                                    EXHIBIT 99.2

                        APPLIED INNOVATION ANNOUNCES NEW
                        APPOINTMENT TO BOARD OF DIRECTORS

           KENNETH JONES JOINS APPLIED INNOVATION'S BOARD OF DIRECTORS

AT APPLIED INNOVATION:
William H. Largent
President and Chief Executive Officer
(614) 798-2000

DUBLIN, OHIO (FEBRUARY 11, 2005) - Applied Innovation Inc. (NASDAQ: AINN) today announced Kenneth E. Jones has been appointed to its Board of Directors where he will also serve as chairman of the Company's audit committee.

Mr. Jones joins the Company's Board with an impressive background in high technology companies. He is currently the President of Chesapeake Financial Advisors, where he actively invests and offers financial consulting for private companies. He is also the part-time CFO of two firms and serves on the Board of Directors of Emerald Bank, a de novo community bank in Dublin, Ohio. Prior to his current financial services advisory role, Mr. Jones was Vice President and Chief Financial Officer of Photonic Integration Research, Inc., an advanced fiber optic components manufacturer from 1993 until it was merged into JDS Uniphase in 2001, and was employed by Battelle Memorial Institute from 1986 to 1993 in business development positions. Prior to that, he held several senior management positions with ABB Process Automation, Inc. (formerly AccuRay Corp.), including international business experience as President of AccuRay Japan Ltd., and was Manager, Emerging Business Services for PricewaterhouseCoopers. Mr. Jones earned an MBA and a BS in Nuclear Engineering from the University of Virginia, and is a non-practicing certified public accountant.

"Applied Innovation is an impressive Company and I am honored to join its Board. I look forward to working with Applied Innovation at this exciting time and bringing the Company the benefit of my experiences in both technology and strategic finance," said Mr. Jones.

"I am pleased to welcome Ken to our Board of Directors," said William H. Largent, President and Chief Executive Officer of Applied Innovation. "We look forward to the insight he will bring as a result of his vast financial experience, especially with high-tech companies. In addition, we are excited about Ken's addition to the audit committee and welcome his financial expertise in the role of audit committee chairman."

Applied Innovation's other board members include: Thomas W. Huseby, Retired from AT&T; William H. Largent, CEO and President of Applied Innovation Inc.; Curtis
A. Loveland, Partner at Porter, Wright, Morris & Arthur LLP; Gerard B. Moersdorf, Jr., Chairman of the Board for Applied Innovation Inc.; Richard W. Oliver, CEO for American Graduate School of Management; John Riedel, Vice President of Business Development for Juniper Networks and Alexander B. Trevor, President of Nuvocom Inc.

ABOUT APPLIED INNOVATION

Applied Innovation is a network management solutions company that simplifies and enhances the operation of complex, distributed voice and data networks. Building on a deep knowledge of network architecture, elements and management, Applied Innovation delivers unique hardware, software and service solutions that provide greater connectivity, visibility and control of network elements and the systems that support them.

Applied Innovation, headquartered in Dublin, Ohio, is traded on NASDAQ under the symbol AINN. For more information, please visit the Company's Web site at www.AppliedInnovation.com.